SERVICES AGREEMENT
    This Agreement is dated as of August 7, 2020 by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (“MAM”), and ULTRA SERIES FUND, a Massachusetts business trust (the “Trust”), on behalf of the following series of the Trust: Madison Target 2020 Retirement, Madison Target Retirement 2030, Madison Target Retirement 2040 and Madison Target Retirement 2050 Funds (individually, a “Fund” and collectively, the “Funds”), and amends and restates the Service Agreement originally dated September 1, 2011 as amended and restated from time to time.
    The parties hereto, intending so to be legally bound, agree with each other as follows:
    1. Provision of Services. MAM hereby undertakes to provide the Funds with such operational support services as they may require in the conduct of their business, to the extent which MAM (or any other person), acting as the Funds’ investment adviser, has not undertaken to provide such services. Such services may include the functions of shareholder servicing agent and transfer agent, bookkeeping and portfolio accounting services, the handling of telephone inquires, cash withdrawals and other customer service functions (including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs. Such services may also include providing or arranging for and making reimbursable expenditures with respect to any activities intended to be financed by the Funds pursuant to a Plan of Distribution adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust hereby engages MAM to provide it with such services.
    2. Scope of Authority. MAM shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that MAM shall have no obligation to provide to the Funds any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, MAM shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Funds with any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.
    3. Other Activities of MAM.
(a) MAM and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Funds hereunder; and MAM or any interested person thereof shall be free to invest in the Funds as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Funds approved by the Trustees and in accordance with law.
(b) MAM agrees that it will not deal with the Funds in any transaction in which MAM acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MAM maintains on behalf of the Funds are the sole property of the Funds and will be surrendered promptly to the Funds upon request pursuant to Rule 31a-3 of the 1940 Act.
    4. Compensation to MAM.
(a) Except as provided below, no Fund shall bear any costs associated with its operations, and instead, MAM shall be responsible for all such costs, whether paid directly by MAM on behalf of the Funds or paid through reimbursement to the Funds. In exchange therefor, MAM shall be entitled to a services fee from the Funds, as described below (the “Services Fee”). The Services Fee shall be calculated daily, based on the ending daily net assets of the applicable Fund, and payable monthly, as of the last day of the month, and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. The Services Fee for each Fund shall be 0.05% of each Fund’s net assets, which may not be raised without approval by the Trustees. MAM may, however, lower its fees at any time, which lower fees must be ratified by the Trustees. Once lowered, MAM may not raise the fees without approval by the Trustees. Nothing herein prevents MAM from waiving any or all of its fees hereunder at any time.
(b) The Funds shall pay to MAM a Services Fee for all services provided to each Fund hereunder, including, by way of example and not limitation, transfer agency services, portfolio and shareholder accounting services, and fund administration services. The Services Fee shall also include any fees and expenses relating to payment to, the Trust’s independent public accountants and the Trust’s legal counsel and legal counsel to the independent trustees, as compensation for their services, including reasonable out-of-pocket expenses associated therewith for such services, and the reasonable out-of-pocket expenses of the Trust’s independent trustees associated with their services to the Trust.
(c) Notwithstanding anything herein to the contrary, the Services Fee shall not include (i) any fees and expenses relating to portfolio holdings (e.g., brokerage commissions, interest on loans, etc.); (ii) extraordinary and non-recurring fees and expenses (e.g., costs relating to the line of credit the Trust maintains with its custodian); (iii) the costs associated with investment by the Trust in other mutual funds or exchange traded funds (i.e., acquired fund fees and expenses); or (v) the compensation of the Trust’s independent trustees, including lead independent trustee compensation (clauses (i)-(iv) are collectively referred to herein as the “Excluded Expenses”). Therefore, Excluded Expenses are the responsibility of the Trust, not MAM.

    5. Relationship to Investment Adviser. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust, on behalf of the Funds, has entered into an Investment Advisory Agreement with MAM in its separate capacity as the investment adviser to the Funds pursuant to which MAM will provide management services to the Funds and administer their affairs. If, at any time, MAM ceases to act as investment adviser to the Funds under terms substantially similar to those of the Investment Advisory Agreement, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MAM gives written notice to the Funds that it waives such termination. The Trust, on behalf of the Funds, specifically acknowledges and accepts the separate capacities in which MAM is to provide services hereunder and under the Investment Advisory Agreement.
    6. Limitation of MAM’s Liability. Except as required by applicable federal securities law and regulation, MAM shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.
    7. Force Majeure. It is specifically agreed by the parties that if MAM is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days, then the Funds may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MAM; but MAM shall not otherwise be liable for and the Funds shall otherwise hold it harmless from any such delay or non-performance. “Causes or events beyond its control” shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage, national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulation or official policy.
    8. Limitation of Fund Liability. MAM acknowledges that it has received notice of and accepts the limitations upon the Funds’ liability set forth in its Declaration of Trust. MAM agrees that the Funds’ obligations hereunder in any case shall be limited to the Funds and to their respective assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any Trustee, officer, employee or agent of the Trust.
    9. Term of Agreement. Except as otherwise provided herein, this Agreement shall continue in effect for two years from the its original date of execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each Fund with respect to which it is to continue in effect, and, in either case, by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.
    10. Termination by Notice. Notwithstanding any provision herein, this Agreement may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any Fund, by the vote of the majority of the outstanding voting securities of such Fund, or by MAM, upon thirty days’ written notice to the other party.
    11. Termination upon Assignment. This Agreement may not be assigned by MAM and shall automatically terminate upon any such assignment; except that MAM may assign or transfer its interest herein to a wholly-owned subsidiary of MAM, or to another entity operated substantially under common control with MAM, provided MAM represents to the Funds that substantial continuity of management, personnel and services previously available to the Funds will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MAM to obtain goods and services from other persons as described in Section 2 above.
    12. Use of Terms. The terms “affiliated person,” “interested persons,” “assignment,” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.
    IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.

ULTRA SERIES FUND
On behalf of the Funds described herein

By:_/s/ Patrick Ryan________________________

Title: __President_____________________________

MADISON ASSET MANAGEMENT, LLC

By:_Steve Fredricks___________________________________

Title: __CCO and CLO_______________________________

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